Exhibit 99.1
Encore Acquisition Company Adopts Stockholder Rights Plan
FORT WORTH, Texas, Oct 28, 2008 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) (the “Company”) announced today that its Board of Directors has adopted a Stockholder Rights Plan (the “Rights Plan”) designed to protect the Company’s stockholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one right (a “Right”) for each outstanding share of common stock to holders of record at the close of business on November 7, 2008. The Rights Plan would be triggered if an acquiring party accumulates 10 percent or more of the Company’s common stock and would entitle holders of the Rights to purchase either shares of the Company’s stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the time the Rights become exercisable. The Rights will expire on October 28, 2011.
Commenting on the Rights Plan, Jon S. Brumley, the Company’s President and Chief Executive Officer, said, “The Rights Plan has been adopted because of stock market instability and not in response to any current accumulation of shares or takeover situation. The Plan is intended only as a general deterrent to potentially unfair or coercive takeover practices that could be employed. In light of the current circumstances in the financial and securities markets, we believe the Stockholder Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company’s stockholders. The Stockholder Rights Plan we have adopted is similar to plans that have been adopted by more than 1,800 other companies and 12 out of 18 companies Encore considers peer companies.”
The Company plans to outline the specific details of the new Rights Plan in a current report to be filed on Form 8-K with the Securities and Exchange Commission.
About the Company:
     Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.

Cautionary Statement:
     This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the distribution, exercisability and trading of the Rights, the effects of the Rights Plan, the redemption of the Rights, the expiration of the Rights Plan, and any other statements that are not historical facts. However, the Company’s expectations or forecasts of future events are subject to a wide range of business risks and uncertainties, including, without limitation, those risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expected or forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
SOURCE: Encore Acquisition Company
Encore Acquisition Company, Fort Worth
Bob Reeves, 817-339-0918
Chief Financial Officer
rcreeves@encoreacq.com
or
Kim Weimer, 817-339-0886
Investor Relations
kweimer@encoreacq.com